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EXHIBIT 99.1

     SECTION 3.13. AGE LIMITATION. With the exception of those individuals serving on the board of directors of the Corporation as of July 20, 2005, no person 70 1/2 years of age or older shall be eligible for election, reelection, appointment or reappointment to the board of the Corporation, except that a director shall be able to complete a term of office during which such director attains 70 1/2 years of age. Any individual serving on the board of directors of the Corporation as of July 20, 2005 who has attained 75 1/2 years of age or older shall be ineligible for election, reelection, appointment or reappointment to the board of the Corporation, except that a director shall be able to complete a term of office during which such director attains 75 1/2 years of age.